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                           NEWCASTLE INVESTMENT CORP.

                                  Common Stock

                                 TERMS AGREEMENT

                                                     Dated:  May 19, 2004


To:      Newcastle Investment Corp.
         1251 Avenue of the Americas
         New York,  New York 10020

Attention:  Wesley R. Edens

Ladies and Gentlemen:

We understand that Newcastle Investment Corp., a corporation organized and existing under the laws of Maryland (the "Company"), proposes to issue and sell 3,000,000 shares of common stock, set forth below (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriter named below (the "Underwriter") offers to purchase the number of Underwritten Securities (as such term is defined in the Underwriting Agreement referred to below) set forth below opposite its name, at the purchase price set forth below.

                                     NUMBER
                                  OF SHARES OF
                                  UNDERWRITTEN
      UNDERWRITER                  SECURITIES
      -----------                  ----------
Bear, Stearns & Co. Inc.           3,000,000

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The Underwritten Securities shall have the following terms:

Title of Securities: Common Stock, $.01 par value per share
Number of Shares: 3,000,000
Public offering price per share: $25.75
Purchase price per share: $25.277
Number of Option Securities, if any, that may be purchased by the Underwriter:
450,000
Delayed Delivery Contracts:  Not Authorized
Additional co-managers, if any: None
Terms of Lock-up: As stated in section 3(a)(x) of the Underwriting Agreement, during the period of 45 days from the date of the Prospectus Supplement, the Company will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc.
                  (a) issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" (within the meaning of Rule 16-a-1(h) under the 1934 Act), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) or otherwise dispose of, any Common Stock (or any securities convertible into, exercisable for or exchangeable for Common Stock) or interest therein of the Company or of any of its subsidiaries, other than the Company's sale of Shares pursuant to this Agreement and the Company's issuance of Common Stock (i) upon the exercise of presently outstanding options; (ii) in connection with acquisitions by the Company or a subsidiary, and (iii) the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof or (b) file a registration statement under the 1933 Act registering shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for Common Stock) or any interest in shares of Common Stock, except for a registration statement on Form S-8 with respect to shares of Common Stock issuable under the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, as amended from time to time.

                  At the time the Underwriting Agreement and this Agreement are executed, Bear, Stearns & Co. Inc. shall have received a letter agreement from the Manager, Fortress Principal Investment Holdings LLC ("FPIH"), Fortress Principal Investment Holdings II LLC ("FPIH II") and Fortress Investment Holdings LLC ("FIH"), and each director, officer or related party of the Company and the Manager designated by you and listed on Schedule II to the Underwriting Agreement, substantially in the forms attached thereto as Annex III and Annex IV, respectively.

Other terms:  None
Closing date and location: May 25, 2004, 10:00 a.m.; Sidley Austin Brown & Wood
                           LLP, 787 Seventh Avenue, New York, New York 10019

All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

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Please accept this offer no later than 7:00 P.M. (New York City time) on May 19,
2004 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                            Very truly yours,

                                            BEAR, STEARNS & CO. INC.

                                            /s/ Stephen Parish
                                            ____________________________________
                                            Name: Stephen Parish
                                            Title: Senior Managing Director

Accepted:

NEWCASTLE INVESTMENT CORP.

By:  /s/ Wesley R. Edens
     ____________________________
     Name: Wesley R. Edens
     Title: Chief Executive Officer

FORTRESS INVESTMENT GROUP LLC

By:  /s/ Randal A. Nardone
     ____________________________
     Name: Randal A. Nardone
     Title: Chief Operating Officer

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